UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): September 17, 2014

Commission File No. 000-16929

Soligenix, Inc.

(Exact name of small business issuer as specified in its charter)

DELAWARE	41-1505029
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

29 Emmons Drive, Suite C-10 Princeton, NJ	08540
(Address of principal executive offices)	(Zip Code)

(609) 538-8200
(Issuer’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement.

On September 17, 2014, Soligenix, Inc. (the “Company”) entered into a contract (the “Contract”) with the National Institutes of Health (the “NIH”), which Contract will be funded by the National Institute of Allergy and Infectious Diseases. The Contract is for a preclinical and clinical program designed to advance the development of the Company’s thermostabilization technology, ThermoVax™, combined with the Company’s ricin toxin vaccine, Rivax™, as a medical countermeasure to prevent the effects of ricin exposure.

The Contract consists of a guaranteed base period of approximately two years providing financial support of approximately $5.8 million and seven optional segments that can be initiated solely at the discretion of the NIH. If all seven contract options are exercised, the term of the Contract would be extended for a total term of six years. The total funding amount to be paid by the NIH under the Contract would be up to $24.7 million if the seven options are exercised by the NIH. The total award will support the preclinical, manufacturing and clinical development activities necessary to advance heat stable RiVax™ for approval by the U.S. Food and Drug Administration.

The foregoing is only a brief description of the material terms of the Contract and does not purport to be a complete description of the rights and obligations of the parties thereunder. The foregoing description is qualified in its entirety by reference to the Contract, which is filed as Exhibit 10.1 to this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits.

(d)         Exhibits

Exhibit No.	Description

10.1	Contract HHSN272201400039C dated September 17, 2014 by and between the Company and the National Institutes of Health. *

99.1	Press Release issued by the Company on September 19, 2014.

* Portions of this exhibit have been omitted pursuant to a request for confidential treatment.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Soligenix, Inc.

	By:	/s/ Christopher J. Schaber
September 23, 2014		Christopher J. Schaber, Ph.D. President and Chief Executive Officer (Principal Executive Officer)

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EXHIBIT INDEX

Exhibit No.	Description

10.1	Contract HHSN272201400039C dated September 17, 2014 by and between the Company and the National Institutes of Health. *

99.1	Press Release issued by the Company on September 19, 2014.

* Portions of this exhibit have been omitted pursuant to a request for confidential treatment.